EX.99.(h)(iv)(B)

Attachment A

Expense Limitation

(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Balanced Income Fund	Class A 1.15% Advisor Class 0.82% Institutional Class 0.69%	January 31, 2018

Attachment A amended: January 31, 2017

FIRST INVESTORS INCOME FUNDS

By:	/s/ Joseph I. Benedek

Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTMENT MANAGEMENT COMPANY, INC.

By:	/s/ Joseph I. Benedek

Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTOR SERVICES, INC.

By:	/s/ Greg Walter

Name:	Greg Walter
Title:	Senior Vice President